Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Digital Cinema Corp. on Form S-3 (Nos. 333-186940, 333-179970, 333-176017, 333-166061, 333-153467, 333-150661, 333-146335, 333-144927, 333-142411, 333-140231 and 333-136998) and Form S-8 (Nos. 333-139091 and 333-124290) of our report dated June 19, 2013, on our audits of the consolidated financial statements as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013, which report is included in this Annual Report on Form 10-K.

/s/ EISNERAMPER LLP

Edison, New Jersey
June 19, 2013